Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of byNordic Acquisition Corporation on Amendment No. 3 to Form S-1 (File No. 333-248488) of our report dated February 25, 2021, except for the third paragraph of Note 8, as to which the date is December 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of byNordic Acquisition Corporation as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from December 27, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 3, 2021